Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555 (JMP)
Jointly Administered
Debtors.

MONTHLY OPERATING REPORT

MARCH 2011 - SUPPLEMENTAL

BALANCE SHEETS AS OF MARCH 31, 2011 WITH

ACCOMPANYING SCHEDULES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC.
c/o WILLIAM J. FOX
1271 AVENUE OF THE AMERICAS
35th FLOOR
NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP
c/o HARVEY R. MILLER
767 FIFTH AVENUE
NEW YORK, NY 10153
REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., A DEBTOR IN POSSESSION

THIS OPERATING STATEMENT MUST BE SIGNED BY A REPRESENTATIVE OF THE DEBTOR

The undersigned, having reviewed the attached report and being familiar with the Debtors’ financial affairs, verifies under penalty of perjury, that the information contained therein is complete, accurate and truthful to the best of my knowledge.

Lehman Brothers Holdings Inc.

Date: July 21, 2011	By:	/s/ William J. Fox
William J. Fox
Executive Vice President

Indicate if this is an amended statement by checking here:    AMENDED STATEMENT ☐

TABLE OF CONTENTS

Schedule of Debtors	3

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities
Notes to the Balance Sheets	4
Balance Sheets	14

Accompanying Schedules:
Financial Instruments Summary and Activity	16
Real Estate Owned and Unencumbered — By Product Type	17
Commercial Real Estate Owned and Unencumbered — By Property Type and Region	18
Private Equity / Principal Investments Owned and Unencumbered by Legal Entity and Product Type	19
Derivatives Assets and Liabilities	20
Unfunded Lending and Private Equity / Principal Investments Commitments	21

SCHEDULE OF DEBTORS

The following entities have filed for bankruptcy in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”):

	Case No.	Date Filed
Lead Debtor:
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008

Related Debtors:
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC (“LBS”)	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

LEHMAN BROTHERS HOLDINGS INC. AND OTHER DEBTORS

AND DEBTOR-CONTROLLED ENTITIES

MONTHLY OPERATING REPORT (“MOR”)

NOTES TO THE BALANCE SHEETS AS OF MARCH 31, 2011

(Unaudited)

Basis of Presentation

The information and data included in the Balance Sheets are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company”). Debtors and Debtor-Controlled Entities refer to those entities that are directly or indirectly controlled by LBHI, and exclude, among other things, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act. LBHI (on September 15, 2008) and certain Other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors”. The Debtors’ Chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure. Entities that have not filed for protection under Chapter 11 of the Bankruptcy Code are referred to herein as “Debtor-Controlled Entities”, though they may be a party to other proceedings, including among other things, foreign liquidations or other receiverships. The Company has prepared the Balance Sheets, as required by the Office of the United States Trustee, based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient. The Balance Sheets are not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

The Balance Sheets should be read in conjunction with previously filed financial statements and accompanying notes in LBHI’s annual and quarterly reports and Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”) and other filings including the Second Amended Joint Chapter 11 Plan and related Disclosure Statement, each dated June 30, 2011, made after the Commencement Date as filed with various regulatory agencies or the Bankruptcy Court by LBHI, Other Debtors and Debtor-Controlled Entities. The Balance Sheets are not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Balance Sheets and Accompanying Schedules (collectively, the “Balance Sheets”) do not reflect normal period-end adjustments that were generally recorded by the Company prior to the filing of the Chapter 11 cases upon review of major accounts as of the end of each quarterly and annual accounting period. The Balance Sheets do not include explanatory footnotes and other disclosures required under GAAP and are not presented in a GAAP-based SEC reporting format. Certain classifications utilized in the Balance Sheets may differ from prior report classifications; accordingly amounts may not be comparable. Certain items presented in the Balance Sheets remain under continuing review by the Company and may be accounted for differently in future Balance Sheets. Accordingly, the financial information herein is subject to change and any such change may be material.

The Balance Sheets do not reflect or provide for all of the consequences of the Company’s Chapter 11 cases (i) as to assets, including a wide range of legal claims the Company is pursuing or considering pursuing, their realizable values on a liquidation basis or their availability to satisfy liabilities; (ii) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or their status and priority; and (iii) as to the resolution of issues raised by competing Chapter 11 Plans, which may be material. Accordingly, future balance sheets may reflect adjustments (including write-downs and write-offs) to the assets and adjustments to the liabilities, which may be material.

The Balance Sheets do not reflect off-balance sheet commitments, including, but not limited to, fully unfunded commitments under corporate loan agreements, real estate and private equity partnerships, and other agreements, contingencies and guarantees made by the Company prior to the Chapter 11 cases. The validity, existence and extent of obligations under the various guarantees have yet to be determined.

The Balance Sheets and the Notes to the Balance Sheets are not audited and will not be subject to audit or review by external auditors at any time in the future.

Use of Estimates

In preparing the Balance Sheets, the Company makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring fair values or expected recoverable amounts of certain financial instruments and other assets and establishing various reserves.

Estimates are based on available information and judgment. Therefore, actual results could differ from estimates and may have a material effect on the Balance Sheets and Notes thereto. As more information becomes available to the Company, including the outcome of various negotiations, litigation, etc., it is expected that estimates will be revised. Such revisions may be material.

Cash and Investments

Cash and investments include demand deposits, interest-bearing deposits with banks, U.S. government obligations and U.S. government guaranteed securities with maturities through December 31, 2012, and U.S. and foreign money market funds.

Cash and Investments Pledged or Restricted

Cash and investments pledged or restricted includes the cash deposited on or prior to the Commencement Dates by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. and HSBC Bank PLC, currently recorded at $2 billion and $230 million, respectively. The Company has not recorded any reserves against this cash, as the Company is in discussions with these financial institutions regarding these deposits, since these institutions have also asserted claims in the bankruptcy cases. Accordingly, adjustments (including write-downs and write-offs), which may be material, may be reflected in future balance sheets.

In addition, cash and investments pledged or restricted primarily includes: (i) approximately $1,784 million held by Lehman Commercial Paper Inc. (“LCPI”) (reported as a post-petition payable) primarily consisting of cash collected on loans that collateralize notes held by Debtors; (ii) $666 million of cash collected by LBSF on derivatives trades which collateralize notes, included as post petition payable; (iii) cash of $512 million at LBHI related to net collections since September 14, 2008 on assets reported on the books of LBHI related to Intercompany-Only Repurchase transactions (as defined below); (iv) various pre-petition balances on administrative hold by certain financial institutions; (v) $66 million of mis-directed wires received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a post-petition payable); and (vi) cash of $694 million remitted to LBHI related to securities (a large portion of which is related to the Kingfisher note owned by LCPI) transferred to LBHI under the JPM CDA (as defined below) since March 31, 2010 (effective date of the CDA). No admission is made as to the validity, enforceability or perfection of any interests in such cash amounts and as such, the Company’s rights in respect thereof are reserved.

Cash Seized

Subsequent to the Commencement Date, approximately $500 million was seized by Bank of America (“BOA”) to offset derivatives claims against the Debtors. On November 16, 2010, the Court ruled that BOA had no right to set off the $500 million deposited as security for overdrafts against unrelated claims and that BOA must return to the Company the $500 million plus an estimated $95 million in interest. BOA has appealed the Bankruptcy Court’s decision. The Company has not recorded these amounts pending further legal proceedings.

JPMorgan Collateral Disposition Agreement

The Company and JPMorgan (including its affiliates, “JPM”) entered into a Collateral Disposition Agreement that became effective on March 31, 2010 (the “CDA”). The CDA provided for a provisional settlement of JPM’s claims against the Debtors and LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Affiliates. It also provided for the transfer of certain collateral held by JPM to LBHI either as direct owner or subrogee (the “Transferred Collateral”). LBHI recorded a receivable from certain Affiliates of approximately $9.4 billion (the “Subrogated Receivables”), comprised primarily of $6.6 billion from LBI, $1.8 billion from LBSF, and $0.5 billion from LBIE. LBSF and Other Debtor-Controlled Entities have not recorded the corresponding payable to LBHI.

The Transferred Collateral (including the RACERS Notes) consists primarily of securities that are illiquid in nature and where prices are not readily available. LBHI is determining if the value of such collateral pledged to JPM by an Affiliate will be sufficient to offset the cash posted on behalf of such Affiliate by LBHI. As a result, the Subrogated Receivables balances have not been adjusted by the value of the Transferred Collateral. The fair value of a portion of the Transferred Collateral, including cash of approximately $60 million, for which the Company was able to obtain a value as of March 31, 2011 (excluding the RACERS Notes and the Securitization Instruments, defined below) totaled approximately $200 million. The value of the Transferred Collateral may not be sufficient to satisfy the Subrogated Receivables, and accordingly, adjustments (including write-downs and write-offs) may be material and recorded in future balance sheets.

Additionally, as part of the CDA, a portion of the collateral transferred to LBHI as subrogee consists of LCPI-owned securities previously held by JPM as collateral for contingent liabilities of LCPI primarily arising from letters of credit issued pursuant to credit facilities for which LCPI was lender and JPM was either the issuer or administrative agent. At this time, the Company believes that LCPI’s exposure is contingent upon events that the Company has deemed unlikely to occur.

Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are presented at fair value except, as described below, for certain Private Equity/Principal Investments and derivative assets. Fair value is determined by utilizing observable prices or pricing models based on a series of inputs to determine the present value of future cash flows. The fair value measurements used to record the financial instruments described below may not be in compliance with GAAP requirements.

The Company is not in possession or does not have complete control of certain financial instruments (including approximately $411 million in Private Equity/Principal Investments) reflected on the Balance Sheets and has filed or is in the process of filing claims with affiliated broker-dealers. Adjustments may be required in future balance sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Financial instruments include Senior Notes, Mezzanine Notes and retained equity interests owned by LBHI and LCPI (collectively “Securitization Instruments”) that were issued by certain securitization structures (Verano, Pine, Spruce, SASCO, and Kingfisher; collectively, the “Structures”). Prior to the Commencement Dates, these Structures were formed primarily with financial instruments that were sold to or participated under loan participation agreements with LBHI Controlled Entities. The Securitization Instruments reflected on LBHI and LCPI’s balance sheets are valued based on the lower of their pro-rata share of (i) fair values of the underlying collateral as of March 31, 2011, or (ii) face value of the notes plus accrued interest, plus (iii) any value related to the retained equity interests.

The Company has estimated the value of the Securitization Instruments at March 31, 2011 to be approximately $3.4 billion owned by LBHI and $1.3 billion owned by LCPI, of which $3.1 billion was held by LBHI and subject to provisions under the JPM CDA. The Securitization Instruments are collateralized by collected cash (some of which is held by the trustees) and inventory comprised of Loans, Real Estate, and Private Equity/Principal Investments in the amounts, estimated as of March 31, 2011, of $1.7 billion, $2.5 billion, and $0.5 billion, respectively (of these amounts, $1.1 billion, $0.6 billion and $0.2 billion represent allocated cash, respectively). As part of the CDA, the Company will be assessing ownership rights on the underlying collateral.

Refer to Subsequent Events footnote herein for further disclosure on second quarter 2011 activity related to the Securitization Instruments.

Real Estate

Real Estate includes residential and commercial whole loans, residential and commercial real estate owned properties, joint venture equity interests in commercial properties, and other real estate related investments, recorded at fair value. The valuations of the commercial real estate portfolio utilize pricing models (in some cases provided by third parties), which incorporate projected cash flows, including satisfying obligations to third parties, discounted back at rates based on certain market assumptions. In many cases, inputs to the pricing models consider broker’s opinions of value and third party appraisals. Valuations for residential real estate assets are primarily based on third party valuations and recent comparable sales activity.

Loans

Loans primarily consist of term loans and revolving credit facilities with fixed maturity dates and are contingent on certain representations and contractual conditions applicable to each of the various borrowers. Loans are recorded at fair value.

Private Equity / Principal Investments

Private Equity/Principal Investments include equity and fixed-income direct investments in companies and general partner and limited partner interests in investment fund vehicles (including private equity) and in related funds. Private equity/principal investments and general partner interests are primarily valued utilizing discounted cash flows, comparable trading (including cross-cycle analysis) and transaction multiples. Publicly listed equity securities are valued at period end quoted prices unless there is a contractual limitation or lock-up on the Company’s ability to sell in which case a discount is applied. Fixed-income principal investments are primarily valued utilizing market trading, comparable spreads and yields (including cross-cycle analysis), and recovery analysis. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed.

The investment in Neuberger Berman Group LLC (“NBG”) is recorded as of March 31, 2011 at $1,017 million, reflecting the amount initially calculated prior to the closing of the transaction in May 2009. The NBG preferred and common equity interests are held by LBHI ($243 million) and by a Debtor-Controlled entity ($774 million).

Derivatives

Derivative Assets. Derivative assets represent amounts due from counterparties related to matured, terminated and open trades recorded at expected recovery amounts, net of cash and securities collateral received. Recoveries in respect of derivatives receivables are complicated by numerous and unprecedented practical and legal challenges, including: (i) whether counterparties have validly declared termination dates in respect of derivatives and lack of clarity as to the exact date and time when counterparties ascribed values to their derivatives contracts; (ii) abnormally wide bid-offer spreads and extreme liquidity adjustments resulting from market conditions in effect as of the time when the vast majority of the Company’s derivatives transactions were terminated and whether such market conditions provide the Company with a basis for challenging counterparty valuations; (iii) counterparty creditworthiness, which can be reflected both in reduced actual cash collections from counterparties and in reduced valuations ascribed by the market to derivatives transactions with such counterparties and whether, in the latter circumstance, such reduced valuations are legally valid deductions from the fair value of derivatives receivables; and (iv) the enforceability of provisions in derivatives contracts that purport to penalize the defaulting party by way of close-out and valuation mechanics, suspend payments, structurally subordinate rights of the debtor in relation to transactions with certain special purpose vehicles and, deduct for financial advisory and legal fees that the Company believes are excessive and expansive set-off provisions.

The expected recovery amounts are determined using various models, data sources, and certain assumptions regarding contract provisions. Such amounts reflect the Company’s current estimate of expected recovery values taking into consideration continued analysis of positions taken and valuation assumptions made by counterparties, negotiation and realization history since the beginning of the Chapter 11 cases, and an assessment of the legal uncertainties of certain contract provisions associated with subordination and set off. The Company will continue to review amounts recorded for the derivative assets in the future as the Company obtains greater clarity on the issues referred to above; accordingly, adjustments (including write-downs and write-offs) which may be material may be recorded in future balance sheets.

Pursuant to an order entered in the Chapter 11 cases, certain of the Company entities have commenced a hedging program in order to protect the value of certain derivatives transactions that have not been terminated by counterparties. The cash posted as collateral, net of gains or losses on hedging positions, is reflected in “Receivables and Other Assets” on the Company’s Balance Sheets. Refer to hedging reports filed with the Court and SEC on a quarterly basis.

Derivative Liabilities. Derivative Liabilities represent amounts due to counterparties related to open, matured and terminated transactions. These derivative liabilities are recorded (i) in cases where claims have been resolved, at values agreed upon with counterparties; and (ii) in cases where claims have not been resolved, at end of day mid-market values (“EOD”) net of cash and/or securities collateral.

The EOD values represent the following: (i) for trades open as of March 31, 2011, the EOD as of March 31, 2011; (ii) for matured and terminated contracts, the EOD at the maturity date or termination date; (iii) where a value was unable to be determined for (i) and (ii) above, the last valuation recorded by the company prior to the Chapter 11 cases.

Derivative claims filed with the Company are materially in excess of the amount recorded in the Balance Sheets. It is likely that although the ultimate settlement amount of the derivative liabilities will be materially lower than the aggregate claims filed, it will be materially greater than the derivative liabilities recorded in the Balance Sheets. As with the complexities described above regarding recoveries of derivative assets, similar issues will arise for derivative liabilities.

Amended and Restated Settlement Agreement with Lehman Brothers Bankhaus (“Bankhaus”)

In March 2011, LBHI and the German Insolvency Administrator of Lehman Brothers Bankhaus Aktiengesellschaft (in Insolvenz) (the “Bankhaus Administrator”) agreed to the terms of two note purchase agreements (the “SASCO Agreement” and the “Spruce-Verano Agreement”) as approved by the Bankruptcy Court on March 23, 2011. Under the agreements, LBHI has purchased certain Securitization Instruments from the Bankhaus Administrator, free of all liens, claims and encumbrances in the aggregate outstanding principal amount of approximately $1,543 million for an aggregate purchase price of $957 million, recorded as a post-petition payable, comprised of (i) $332 million for Bankhaus’s interest in the Spruce and Verano Mezzanine Notes, and (ii) $625 million for Bankhaus’s interest in the SASCO Senior Notes. The purchase price is subject to an incremental payment of $100 million under certain post-closing conditions.

In addition, certain Debtor and Debtor-Controlled Entities executed an agreement (“Plan Settlement Agreement”) which primarily provides for the settlement of claims between Debtor and Debtor-Controlled Entities and Bankhaus and is subject to the Debtors and Bankhaus each obtaining the requisite approvals and certain other conditions. The Plan Settlement Agreement provides, among other things, for Bankhaus to have an allowed non-priority, unsecured claim in the aggregate amount of $6.4 billion against LBHI, which has not been reflected in the Balance Sheet as of March 31, 2011. For further information, see the original Motion (Docket #14743) and related subsequent court filings.

Swedbank Settlement

The Company and Swedbank AB agreed to the terms of a settlement agreement (“Swedbank Agreement”), as approved by the Bankruptcy Court on February 17, 2011. The Swedbank Agreement mainly provides for: (i) an exchange of certain commercial real estate loans and interests in such loans between the Company and Swedbank, (ii) a payment to Swedbank by LBHI in the amount of $10 million as additional consideration for the exchange of loans, (iii) a modification of the terms of certain loans, (iv) an allowance of Swedbank’s deficiency claims, as non-priority, non-subordinated unsecured claims against both LCPI and LBHI, each in the amount of $325 million in full satisfaction of such claims, which was only recorded in LCPI’s Balance Sheet as a pre-petition liability, and (v) certain mutual releases between the Company and Swedbank.

Investments in and Due to/from Affiliates - Transactions between and among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”)

Due to/from Affiliates (pre-petition) balances consist of: (i) intercompany derivative contracts at fair value as recorded in the Company’s records at September 14, 2008 and (ii) other intercompany receivables and payables derived from financings and normal course of business activities as of September 14, 2008, adjusted for the following: (i) impact of netting down certain repurchase and other financing transactions which are reflected net of collateral inventory (except when the collateral was not subsequently financed to a third party as discussed in the Intercompany-Only Repurchase Transactions section) and (ii) adjustments to the September 14, 2008 balances identified and booked subsequent to September 14, 2008.

Due to/from Affiliates– Non-Controlled Affiliates (pre-petition)

On September 19, 2008, LBI, prior to the commencement of proceedings pursuant to the Securities Investor Protection Act of 1970, transferred virtually all of its subsidiaries to Lehman ALI Inc., (“ALI”) a subsidiary of LBHI, in exchange for a paid-in-kind promissory note (“PIK Note”). The Company has recorded this transfer in its books and records at a de minimis amount as the Company believes the PIK Note did not have any value as of September 19, 2008. Under the terms of the PIK Note and Security Agreement, the principal sum equal to the fair market value of the acquired stock of the subsidiaries transferred to ALI by LBI, as of September 19, 2008 is to be determined by Lazard Ltd. (“Lazard”) pursuant to a methodology mutually agreed upon between LBI and Lazard. In the event that such valuation reflects a positive value, adjustments, which may be material, will be reflected in future Balance Sheets.

Subsequent to September 15, 2008, certain of LBCS’s derivative trades and related collateral processed through the Chicago Mercantile Exchange (“CME”) were transferred to other CME members. The financial impact to (and potential legal claim of) LBCS is undetermined as of the date of this filing. LBCS had recorded a receivable in excess of $1 billion from LBI as its clearing CME member, reflected in the caption Due from Non-Controlled Affiliates. Accordingly, adjustments (including write-downs and write-offs), which may be material, may be reflected in future balance sheets.

Due to/from Affiliates (post-petition)

These Balance Sheets reflect the obligations for certain administrative services and bankruptcy related costs incurred through March 31, 2011. The accrued costs not paid as of March 31, 2011 are reflected as accrued liabilities. Certain of these costs have been allocated to significant Debtor and Debtor-Controlled Entities and are reflected as receivables from and payables to Debtors and Debtor-Controlled Entities-post petition net of any cash payments. The costs incurred for LBHI operations are determined in the following order: (i) assigned to a legal entity or to the Debtor entities where the costs are specifically identifiable (“Dedicated Legal Entity Costs”) or (ii) allocated to a broader group of legal entities (“Non-Dedicated Legal Entity Costs”) either on a Direct or Indirect basis. Direct Costs are asset class support costs not identified as specific to one legal entity and are allocated to legal entities based on a percentage of inventory owned by that legal entity for the specific asset class. Indirect Costs are for the overall management of the Company and cannot be specifically identified to a legal entity or asset class. Certain Indirect Costs for key vendors providing holding company and bankruptcy-related services are initially allocated at 20% to LBHI. Remaining Indirect Costs are then allocated to all asset classes based on an equally weighted split of inventory balances and dedicated headcount. These costs are then allocated to legal entities based on the direct allocation percentages determined for each asset class.

Debtors and Debtor-Controlled Entities have engaged in cash transfers and transactions post-petition between one another subject to a Cash Management Order approved by the Court. These transfers and transactions are primarily to support activities on behalf of certain Debtors and Debtor-Controlled Entities that may not have adequate liquidity for such things as funding private equity capital calls, restructuring of certain investments, or paying operating expenses. The transferring Affiliate is entitled to an administrative claim in the case of a Debtor (and in the case of Debtor-Controlled Entities, a promissory note accruing interest at a market rate and where available, collateral to secure the advanced funds). Similarly, LBHI has received cash on behalf of Other Debtors and Debtor-Controlled Entities post-petition, most often in cases where the Other Debtors or Debtor-Controlled Entities have sold an asset and may not have a bank account to hold the proceeds received in the sale. These Other Debtors and Debtor-Controlled Entities have administrative claims to LBHI for this cash. All of the above cash transactions are reflected in the caption Due from/to Other Debtors and Debtor-Controlled Entities-post-petition.

In addition, Due to/from Affiliates (post-petition) includes liabilities for inventory positions held by Affiliates where LCPI or LBHI has a security interest.

Investment in Affiliates

Current market valuations for assets held at Non-Controlled Affiliates are neither maintained by, nor readily available to, the Company. As such, investments in Non-Controlled Affiliates are recorded at the net book values which were recorded as of September 14, 2008. Adjustments may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets. Affiliates that incurred cumulative net operating losses in excess of capital contributions are reflected as a negative amount in Investments in Affiliates on the Balance Sheets.

The Banks

The Balance Sheets reflect the investments in LBHI’s wholly-owned indirect subsidiaries Aurora Bank FSB (formerly known as Lehman Brothers Bank FSB) (“Aurora”) and Woodlands Commercial Bank (formerly known as Lehman Brothers Commercial Bank) (“Woodlands”) (collectively, the “Banks”) on an equity basis in “Investments in affiliates — Debtor-Controlled Entities” in the amounts of $892 million and $896 million, respectively.

LBHI agreed to take steps as necessary to maintain the Banks’ capital at certain levels and to sell Aurora and to sell or wind-down Woodlands prior to May 31, 2012. If sales or wind-down cannot be completed by that date, LBHI will within such period purchase the Banks’ remaining non-cash assets and pay off all remaining deposit liabilities.

Merit LLC (“Merit”)

Merit commenced a Chapter 11 case on December 14, 2009. Merit was originally formed to participate in a consortium which would provide Kumho Industrial Co Ltd (“Kumho”) with financing to acquire a significant interest in Daewoo Engineering and Construction Co Ltd (“Daewoo”). In November 2006, Merit entered into an agreement (“Shareholders Agreement”) with Kumho which provided Merit the right to sell certain Daewoo shares initially acquired by Merit to Kumho at a minimum guaranteed price after 3 years. In December 2006, Merit entered into a Securities Lending Agreement with LBIE and LBIE Seoul Branch for the custody of the Daewoo shares. LBIE held 7,893,030 Daewoo shares as of September 15, 2008 when it filed for administration in the U.K. To date, LBIE has not returned the Daewoo shares or equivalent cash to Merit. As a result, Merit has recorded a receivable from LBIE of approximately $97.5 million.

In addition, Merit has recorded a receivable of approximately $20.7 million in connection with the termination of a derivatives contract between Merit and LBSF. The purchase of this derivatives contract was funded by a non-LBHI controlled affiliate, and Merit has recorded a payable of approximately $81.4 million to the affiliate.

In March 2010, Kumho (itself experiencing financial distress) and Korea Development Bank (“KDB”), a major creditor to Kumho, offered to settle Kumho’s financial obligations under the Shareholders Agreement by providing instead: (1) the right to sell the Daewoo shares owned by Merit and/or LBIE to KDB at KRW 18,000 per share, (2) 3,532,541 Kumho common shares (post reverse stock split), valued at $40.7 million as of the date of this Balance Sheet, and (3) a claim against Kumho in the amount of approximately $12.9 million (plus interest) due no later than December 31, 2014. The Kumho shares and claim are presently controlled by LBIE, and Merit has recorded corresponding receivables from LBIE.

In December 2010, KDB presented Merit and LBIE with an agreement to purchase the Daewoo shares, but subject to certain penalties in the event of a settlement failure. Merit and LBIE could not agree to the penalty, the sale of the Daewoo shares to KDB did not occur, and LBIE continues to hold the Daewoo shares. Merit may be facing protracted legal disputes over the ownership of Merit’s financial assets discussed above with LBIE and TrueFriend 4th Securitization Specialty Co. As a result, Merit cannot assess, at this time, the return of such assets or the collectability of the receivables from LBIE, and accordingly, has not recorded a reserve on the receivables from LBIE.

Investments In and Due to/from Affiliates - Other

The Balance Sheets do not reflect potential reserves on the Receivables from Affiliates and Investments in Affiliates or an estimate of potential additional payables to Affiliates, as the aforementioned potential reserves or liabilities are not yet determinable.

Intercompany-Only Repurchase Transactions

Prior to the Commencement Date, LBHI, ALI and Property Asset Management Inc. (“PAMI”), among others, regularly entered into intercompany financing transactions with LCPI in anticipation of arranging third party financings. LCPI has recorded a receivable for the secured (in Due from Affiliates- post petition) or unsecured claim depending on the type of inventory financed. Accordingly, the inventory (not subsequently pledged to a third party) has not been transferred and continues to be reflected on the balance sheet of the entity originating the position and acting as the seller in the transaction with LCPI.

The Intercompany-Only Repurchase Transactions involving residential and commercial mortgage loans, limited partnership interests, and limited liability company interests have been determined to be safe harbored “repurchase agreements” or “securities contracts” as defined in the Bankruptcy Code. As of March 31, 2011, LCPI has recorded a secured receivable from LBHI of $492 million relating to the fair value of the related assets and of $512 million relating to cash collected on the related assets since LBHI’s Commencement Date.

Debtor-Controlled Entities ALI and PAMI were also parties to repurchase transactions with LCPI with respect to assets LCPI had not financed with third parties (the “Debtor-Controlled Entities Intercompany-Only Repurchase Transactions”). LCPI has recorded secured receivables from ALI, PAMI and other Debtor-Controlled Entities and other Debtors of approximately $97 million, $285 million and $159 million, respectively, representing the fair value of the related assets as of March 31, 2011.

Receivables and Other Assets

Receivables and Other Assets at Debtor entities primarily include derivative hedges of $416 million, foreign asset-backed securities of $102 million (LBHI), property, plant and equipment of $22 million (LBHI), principal and interest receivables, including cash held at third party servicer, of $238 million, and other miscellaneous balances. Expected recoveries from certain receivables and other assets are under continuous review and accordingly, changes in estimates of such recoveries may require adjustments, which may be material, in future Balance Sheets.

Financings

The Company has securitization and financing agreements with third parties, where under some of these agreements an event of default has occurred. Such events of default include breach of collateralization ratio, failure to pay interest, failure to repurchase assets on the specified date, or LBHI’s bankruptcy. The Balance Sheets reflect these securitizations and financings (for purposes of this presentation) net of the respective securities inventory collateral either as a net payable or, if it resulted in a net receivable, in certain cases, a reserve was recorded. These agreements with financing counterparties are subject to ongoing legal review. As such, net amounts recorded in the Balance Sheets are estimates and may require adjustments, which may be material, in future balance sheets. The Company has submitted or will submit a claim to Non-Controlled Affiliates in other receiverships to recover certain financial instruments.

Liabilities Subject to Compromise

Liabilities subject to compromise refers to pre-petition obligations of the Debtors and does not represent the Company’s current estimate of known or potential obligations to be resolved in connection with the Chapter 11 cases. Differences between amounts recorded in the Debtors’ books as of their respective petition dates and the creditors’ claims, including tax authorities and derivatives counterparties, filed by the Bar Date, are material.

Taxes

As of March 31, 2011, the Company has recorded in its Balance Sheets an estimate of approximately $2 billion for potential amounts owed to federal, state, and local taxing authorities, net of the refund claims and the anticipated five-year federal NOL carryback. In addition, LBHI has recorded a receivable for the estimated amount of LBI’s portion of those taxes (approximately $1.1 billion). In the event that LBI (or any other member of the LBHI consolidated federal income tax group) cannot satisfy its share of the potential tax liabilities, LBHI will equitably allocate the unsatisfied liability among all members of its consolidated federal income tax group. The Company expects to file an amended 2008 consolidated federal return to reflect numerous adjustments that will ultimately affect the allocated liabilities to Debtors and Debtor-Controlled Entities. Intercompany Claims among the Debtors are also subject to adjustment to reflect the appropriate allocation of any adjustments to the LBHI consolidated income tax returns (including by way of amended returns), taking into account historic tax sharing principles. Furthermore, the Company filed its 2008 and 2009 consolidated federal income tax returns with an approximately $47 billion and $5.6 billion NOL, respectively.

The IRS filed a Proof of Claim on December 22, 2010 in the amount of approximately $2.2 billion against the Company with respect to the consolidated federal income tax returns LBHI filed on behalf of itself and its subsidiaries in the 2001 through 2007 tax years. The IRS’s claim reflects the maximum claim amount for several disputed federal tax issues that the Company plans to continue to attempt to resolve through the administrative dispute resolution process and litigation, if necessary. The IRS’s claim does not reflect the five-year carryback of LBHI’s consolidated net operating loss from 2008. The LBHI consolidated group is due a refund of several hundred million dollars from the IRS for the tax years 1997 through 2000 and 2006. The IRS’s $2.2 billion claim takes into account a reduction of the IRS’s claim for the 2006 tax year refund, but it has not been reduced by the refund for the tax years 1997 through 2000 (which is approximately $126 million plus interest) owed to LBHI because the IRS has not indicated which tax claims the IRS will offset against this portion of the refund.

As of March 31, 2011, the Priority Tax Claims filed by states, cities, and municipalities approximate $1.9 billion. Of this amount, approximately $1.2 billion is attributable to New York State and approximately $627 million is attributable to New York City. The remaining $70 million is attributable to the remaining claims. On April 20, 2011, the Debtors entered into a settlement agreement with New York State for a cash payment amount of $144.1 million, which settlement agreement was approved by the Bankruptcy Court on May 18, 2011. Pursuant to the Bankruptcy Court’s order, payment has since been made and the rights of the Debtors and the other Lehman Affiliates to challenge the allocation of such payment have been reserved. This payment has satisfied the New York State claim representing tax years under audit for periods prior to the Commencement Date. The Debtors are also actively engaged in a resolution process with New York City. The Debtors currently believe that the New York City Priority Tax Claims will ultimately be settled for less than the $627 million claimed amount.

Borrowings and Accrued Interest

For purposes of evaluating claims related to LBHI debt issuances denominated in non-U.S. Dollar currencies, LBHI valued these foreign denominated debt issuances using the WM/Reuters Closing Spot Rates at 4:00 PM GMT as of September 15, 2008, which resulted in an adjustment of approximately $548 million to Borrowings and Accrued Interest.

Prior to LBHI Commencement Date, LBHI and Sumitomo Mitsui Banking Corporation (“SMBC”), entered into a loan agreement for $350 million and LBHI and LCPI pledged to SMBC certain financial assets (the “Collateral”) to secure LBHI’s obligations to SMBC. Pursuant to a settlement agreement, (i) LBHI has made principal installments and transfers of Collateral to SMBC and (ii) SMBC has withdrawn their claim in the amount of $350 million. LBHI has accordingly recorded a reduction in Borrowings and Accrued Interest and the remaining balance outstanding of $26 million was paid subsequent to this Balance Sheet date.

Currency Translation

The Company’s general ledger systems automatically translate non-intercompany assets and liabilities (excluding pre-petition Due to/from Affiliates and Borrowings with third parties) having non-U.S. dollar functional currencies using exchange rates as of the Balance Sheets’ date. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are included in Stockholders’ Equity.

Legal Proceedings

The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Claims

As of May 13, 2011, of the over 67,000 claims filed against the Debtors to date, over 48,000 claims with a minimum face amount in excess of $764 billion remain active. The active claims have been filed in various priorities. The Debtors continue to receive new and amended claims. The population of claims includes over 16,600 claims that are either unliquidated, contingent or otherwise not fully quantified by the claimant, and over 28,200 based in whole or part on an alleged guarantee. The Debtors have identified differences between amounts claimed by creditors and the amounts recorded in the Debtors’ records and ledgers as of their respective petition dates. The Debtors are in the process of and will continue to investigate these differences (including unliquidated and contingent claims) and will seek to reconcile such differences through its claims resolution process. To date, the Company has identified many claims that it believes should be disallowed for a number of reasons, including but not limited to claims that are duplicative of other claims, claims that are amended by later filed claims, late filed claims, claims that are not properly filed against a Debtor in these proceedings and claims that are either overstated, assert an incorrect priority or that cannot otherwise properly be asserted against these Debtors. To date, over 18,900 claims in face amount of $219.4 billion have been disallowed or withdrawn. Over 2,500 claims with a stated value of $2 billion have been reclassified as equity interests. Over 1,100 claims have been reduced in value via court orders resulting in a reduction to the registry of $1.2 billion. Currently, objections to over 2,900 claims with a face amount in excess of $55.0 billion are pending before the court and certain claims have been settled. The Debtors intend to object to claims as appropriate and any future settlement of claims, which may be material, will be reflected in future balance sheets.

Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified that require future adjustments.

Accompanying Schedules

The amounts disclosed in the Accompanying Schedules to the Balance Sheets included in this filing are based on the information available at the time of the filing and are subject to change as additional information becomes available.

Rounding

The Balance Sheets and the Accompanying Schedules may have rounding differences in their summations. In addition, there may be rounding differences between the financial information on the Accompanying Schedules and the related amounts on the Balance Sheets.

Subsequent Events

Events subsequent to March 31, 2011 are not reflected in the Balance Sheets and will be reflected in future Balance Sheets.

Pine

Prior to September 15, 2008 LCPI sold participations in commercial loans (“Underlying Pine Assets”) to Pine CCS, Ltd (“Pine”). Pine, in turn, issued securities (comprised of both notes evidencing debt and equity interests in Pine) in various classes and priorities secured by such assets and the cash flow there from (the “Pine Notes”). As of January 31, 2011, the Pine Notes were owned as follows: (i) Barclays Bank PLC 99.6% of Class A-1 Notes, (ii) LBHI 0.4% of Class A-1 Notes, (iii) LCPI 100% of Class A-2 Note, (iv) LCPI 100% Class B Notes, and (v) LCPI 100% of Subordinated Notes with an outstanding amount of $927 million, $4 million, $0 million, $0 million, and $32 million, respectively.

During March 2011, LCPI filed a Motion (Docket #15283) with the Bankruptcy Court to seek approval for (i) the purchase by LCPI of the Barclays Notes for $805 million, (ii) the purchase by LCPI of the LBHI Notes for $4 million and (iii) the termination of the Pine securitization. The Bankruptcy Court approved the transaction in April 2011, and the purchase of the notes has been subsequently consummated and the Pine structure terminated. A majority of the Barclays Notes purchase price consisted of amounts held by U.S. Bank, the trustee, on behalf of Pine, restricted cash collected by LCPI on the Underlying Pine Assets on behalf of Pine, and unrestricted cash.

Termination of the SASCO 2008-C2 Securitization

Prior to September 15, 2008, LBHI and LCPI sold participations in commercial real estate loans and other assets (the “Underlying SASCO Assets”) to SASCO 2008-C2, LLC (“SASCO”). SASCO, in turn, issued one class of notes (the “SASCO Notes”) secured by the Underlying SASCO Assets, and one class of preferred interests.

After the closing pursuant to the purchase agreement approved by the Bankruptcy Court in March 2011 (refer to the “Amended and Restated Settlement Agreement with Bankhaus” section herein) LCPI owns 29.3% of the SASCO Notes and all of the preferred interests, and LBHI owns the remaining 70.7% of the SASCO Notes.

On June 16, 2011 the Bankruptcy Court entered an order approving the termination of SASCO securitization. Pursuant to the termination agreement, the SASCO Notes previously held by LBHI and LCPI have been converted into preferred equity interests in SASCO in identical outstanding amounts and with substantially identical terms to the SASCO Notes outstanding just prior to termination. SASCO will continue to hold its interests in the Underlying SASCO Assets and LBHI and LCPI will retain substantially identical economic interests in SASCO and the Underlying SASCO Assets as they held prior to the termination agreement. The termination agreement also provides for the termination of the agreements with Well Fargo, National Association, and TriMont Real Estate Investors, Inc. respectively the trustee, the servicer and the special servicer of SASCO.

Release of Restricted Cash

In the second quarter of 2011, LCPI released restricted cash held for Spruce and Verano securitizations to the trustees, who then remitted this cash plus excess cash that they were holding to LCPI and LBHI, as noteholders. Approximately, $1.7 billion was distributed, reducing the outstanding note balances for Spruce Senior Notes, Spruce Mezzanine Notes and Verano Senior Notes of $752 million, $22 million and $878 million, respectively. As a result, the Spruce Senior Notes have been repaid in full.

Second Amended Plan and Disclosure Statement

On June 30, 2011, the Company filed a Second Amended Joint Chapter 11 Plan (the “Plan”) that proposes an economic resolution of allowed claims against the Debtors pursuant to the Bankruptcy Code. The Plan recognizes the corporate integrity of each Debtor, and allowed claims against a Debtor will be satisfied to the extent available from the assets of that Debtor, as augmented in certain cases by plan adjustments. The Plan proposes to satisfy allowed secured, administrative and priority claims in full, while allowed general unsecured, intercompany and guarantee claims would be partially satisfied by a “pro rata” cash distribution subject to the Plan. Stockholders of LBHI are not expected to receive any consideration under the Plan on account of their equity interests. On June 30, 2011, the Company also filed a proposed Disclosure Statement to the Plan that includes, among other things, information as to allowed, direct, and guarantee claims and estimates of recoveries for each Debtor, including future asset recoveries and operating costs. Prior to filing the Plan, the Company convened meetings and participated in intensive negotiations with numerous representative creditors during June, 2011. As of June 30, 2011, the Debtors believe that creditors holding over $100 billion of claims support the Plan. In addition, 30 substantial creditors have executed plan support agreements with the Debtors that reflect that such creditors will vote to accept the Plan, subject to the requirements of section 1125 of the Bankruptcy Code, and unless plan support agreements are terminated in accordance with their terms. The plan support agreements require that the Plan become effective by no later than March 31, 2012.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheet As of March 31, 2011

(Unaudited)

	DEBTOR ENTITIES (1)
$ in millions	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	LB 745 LLC 08-13600	CES Aviation LLC 08-13905

Assets
Cash and investments	$1,141	$8,290	$1,645	$589	$235	$431	$391	$2,874	$7	$-	$0
Cash and investments pledged or restricted	3,703	667	43	5	-	-	0	1,834	-	-	-
Financial instruments and other inventory positions:
Real estate	3,073	0	-	-	-	-	-	3,012	281	-	-
Loans	1,550	1	-	-	-	-	-	3,132	-	-	-
Private equity/Principal investments	1,320	0	-	-	-	-	-	530	-	-	-
Derivatives and other contractual agreements	-	3,396	279	116	160	51	10	45	-	-	-

Total financial instruments and other inventory positions	5,943	3,398	279	116	160	51	10	6,718	281	-	-
Subrogated Receivables from Affiliates and third parties	9,395	-	-	-	-	-	-	-	-	-	-
Receivables and other assets	256	365	8	13	0	9	0	225	0	0	-
Investments in Affiliates:
Other Debtors	840	503	-	-	-	-	-	(117)	-	-	-
Debtor-Controlled Entities	(30,889)	353	(0)	-	-	-	-	677	-	-	-
Non-Controlled Affiliates	14,838	-	-	-	-	-	-	-	-	-	-

Total Investments in Affiliates	(15,211)	856	(0)	-	-	-	-	559	-	-	-
Due from Affiliates:
Other Debtors - post petition	1,204	-	-	-	-	-	-	1,531	-	305	23
Debtor-Controlled Entities - post petition	716	0	-	-	-	-	-	2,118	-	-	-
Other Debtors	44,379	872	1,086	524	-	0	2	3,205	0	33	-
Debtor-Controlled Entities	46,228	1,372	0	0	-	-	-	7,260	-	161	-
Non-Controlled Affiliates	53,879	5,639	2,157	1,503	1,299	0	-	686	-	2	-

Total due from Affiliates	146,406	7,882	3,243	2,026	1,299	0	2	14,798	0	500	23

Total assets	$151,634	$21,458	$5,218	$2,749	$1,695	$491	$402	$27,008	$289	$500	$24

Liabilities and stockholders’ equity
Accounts payable and other liabilities:
Payables	$1,308	$795	$-	$-	$-	$-	$-	$1,791	$-	$-	$-
Other Debtors	1,846	241	39	18	8	1	1	619	286	-	-
Debtor-Controlled Entities	564	2	-	-	-	-	-	205	-	-	-

Total accounts payable and liabilities	3,719	1,038	39	18	8	1	1	2,615	286	-	-

Liabilities (subject to compromise for Debtor entities only):
Derivatives and other contractual agreements	-	10,479	2,113	722	598	58	68	73	-	-	-
Borrowings & Accrued Interest	99,044	-	-	-	-	-	-	-	-	-	-
Taxes and Other Payables	2,081	154	1	16	-	0	-	910	-	-	-
Due to Affiliates:
Other Debtors	3,866	19,762	2,520	1,485	452	204	113	21,494	-	48	22
Debtor-Controlled Entities	24,054	69	0	76	-	0	-	7,991	593	-	0
Non-Controlled Affiliates	45,489	2,073	42	268	405	1	11	1,564	-	0	0

Total due to Affiliates	73,410	21,905	2,562	1,830	857	205	123	31,048	593	48	23

Total liabilities (subject to compromise for Debtor entities only)	174,535	32,538	4,676	2,568	1,456	263	191	32,032	593	48	23

Total liabilities	178,253	33,576	4,715	2,585	1,464	264	192	34,646	879	48	23

Stockholders’ equity
Preferred stock	8,993	-	-	-	-	-	-	-	-	-	-
Common stock and additional paid-in capital	9,317	350	31	11	100	250	175	2,031	0	-	7
Retained earnings and other stockholders’ equity	(44,929)	(12,468)	472	152	131	(23)	35	(9,669)	(590)	452	(6)

Total common stockholders’ equity	(35,612)	(12,118)	503	163	231	227	210	(7,638)	(590)	452	1

Total stockholders’ equity	(26,620)	(12,118)	503	163	231	227	210	(7,638)	(590)	452	1

Total liabilities and stockholders’ equity	$151,634	$21,458	$5,218	$2,749	$1,695	$491	$402	$27,008	$289	$500	$24

See accompanying Notes to Balance Sheet

Note: All values that are exactly zero are shown as “- -”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of intercompany eliminations and investments in subsidiaries.
(2)	Only balances between Debtor-Controlled Entities reflect the impact of intercompany eliminations and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheet As of March 31, 2011

(Unaudited)

	DEBTOR ENTITIES (cont'd)
$ in millions	CES Aviation V 08-13906	CES Aviation IX 08-13907	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	LB 2080 Kalakaua Owners LLC 09-12516	BNC Mortgage LLC 09-10137	LB Somerset LLC 09-17503	LB Preferred Somerset LLC 09-17505	PAMI Statler Arms LLC 08-13664	MERIT LLC 09-17331	Total Debtor Entities	Total LBHI Controlled Entities (1) (2)

Assets
Cash and investments	$0	$0	$—	$0	$—	$2	$—	$0	$—	$—	$—	$0	$15,606	$19,177
Cash and investments pledged or restricted	—	—	—	—	2	—	—	—	—	—	—	—	6,253	6,322
Financial instruments and other inventory positions:
Real estate	—	—	—	—	—	5	—	—	—	—	11	—	6,383	8,987
Loans	—	—	—	—	—	—	—	—	—	—	—	—	4,683	4,796
Private equity/Principal investments	—	—	—	—	—	—	—	—	—	—	—	—	1,849	7,615
Derivatives and other contractual agreements	—	—	—	—	—	—	—	—	—	—	—	26	4,083	4,445

Total financial instruments and other inventory positions	—	—	—	—	—	5	—	—	—	—	11	26	16,998	25,842
Subrogated Receivables from Affiliates and third parties	—	—	—	—	—	—	—	—	—	—	—	—	9,395	9,395
Receivables and other assets	—	—	1	—	—	2	—	0	—	—	—	—	879	1,259
Investments in Affiliates:
Other Debtors	—	—	—	—	—	—	—	—	—	—	—	—	1,226	(18,684)
Debtor-Controlled Entities	—	—	—	—	(21)	—	—	—	—	—	—	—	(29,880)	(28,092)
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	14,838	22,760

Total Investments in Affiliates	—	—	—	—	(21)	—	—	—	—	—	—	—	(13,816)	(24,016)
Due from Affiliates:
Other Debtors - post petition	3	6	—	—	—	2	0	—	—	—	0	—	3,074	3,846
Debtor-Controlled Entities - post petition	—	—	—	—	—	—	—	—	—	0	—	—	2,833	2,833
Other Debtors	—	0	613	—	—	—	—	—	—	—	—	21	50,735	71,528
Debtor-Controlled Entities	0	—	0	—	58	—	—	17	—	—	—	—	55,095	55,096
Non-Controlled Affiliates	—	—	8	9	—	—	—	—	—	—	—	126	65,307	81,560

Total due from Affiliates	3	6	621	9	58	2	0	17	—	0	0	146	177,045	214,864

Total assets	$4	$6	$621	$9	$39	$11	$0	$18	$—	$0	$11	$173	$212,360	$252,842

Liabilities and stockholders’ equity
Accounts payable and other liabilities:
Payables	$—	$—	$—	$0	$—	$—	$—	$—	$—	$—	$—	$—	$3,895	$3,927
Other Debtors	—	—	0	0	0	5	—	—	0	0	11	0	3,074	5,907
Debtor-Controlled Entities	—	—	—	—	—	—	0	—	0	—	—	0	771	771

Total accounts payable and liabilities	—	—	0	0	0	5	0	—	0	0	11	0	7,740	10,606

Liabilities (subject to compromise for Debtor entities only):
Derivatives and other contractual agreements	—	—	—	—	—	—	—	—	—	—	—	—	14,111	14,111
Borrowings & Accrued Interest	—	—	—	—	—	—	—	—	—	—	—	—	99,044	99,044
Taxes and Other Payables	—	—	1	0	—	0	2	14	—	0	—	—	3,179	4,302
Due to affiliates:
Other Debtors	8	9	588	—	—	—	—	1	—	—	0	245	50,817	97,836
Debtor-Controlled Entities	—	0	0	—	—	—	31	—	7	10	—	0	32,833	32,851
Non-Controlled Affiliates	0	0	0	—	—	—	—	1	—	—	—	85	49,940	53,819

Total due to Affiliates	8	9	588	—	—	—	31	2	7	10	0	330	133,591	184,506

Total liabilities (subject to compromise for Debtor entities only)	8	9	590	0	—	0	33	15	7	10	0	330	249,925	301,964

Total liabilities	8	9	590	1	0	5	33	15	8	10	11	331	257,665	312,569

Stockholders’ equity
Preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	8,993	11,035
Common stock and additional paid-in capital	—	—	20	—	50	47	(17)	67	—	—	—	—	12,439	25,508
Retained earnings and other stockholders’ equity	(4)	(3)	12	9	(11)	(41)	(15)	(65)	(8)	(10)	0	(158)	(66,736)	(96,270)

Total common stockholders’ equity	(4)	(3)	32	9	39	6	(33)	2	(8)	(10)	0	(158)	(54,298)	(70,762)

Total stockholders’ equity	(4)	(3)	32	9	39	6	(33)	2	(8)	(10)	0	(158)	(45,305)	(59,727)

Total liabilities and stockholders’ equity	$4	$6	$621	$10	$39	$11	$0	$18	$—	$0	$11	$173	$212,360	$252,842

See accompanying Notes to Balance Sheet

Note: All values that are exactly zero are shown as "—". Values between zero and $500,000 appear as "0".

(1)	Balances for Debtors do not reflect the impact of intercompany eliminations and investments in subsidiaries.
(2)	Only balances between Debtor-Controlled Entities reflect the impact of intercompany eliminations and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Financial Instruments Summary and Activity (1)

January 1, 2011 - March 31, 2011

(Unaudited)	As of March 31, 2011					(Activity 1/01/11 - 3/31/11)

				As Reported December 31, 2010		Transfers and	Fair Value / Recovery Value	Cash (4)
$ in millions	Encumbered (2)	Unencumbered	Total	Total	Change	Reclassifications (3)	Change (5)	(Receipts)	Disbursements
Real Estate (7)
Debtors:
Lehman Brothers Holdings Inc.	$486	$2,586	$3,072	$1,969	$1,103	$58	$473	$(192)	$764
Lehman Commercial Paper Inc.	10	3,001	3,011	3,023	(13)	-	27	(119)	79
PAMI Statler Arms LLC	11	-	11	11	0	-	0	-	-
Lux Residential Properties Loan Finance S.a.r.l	-	281	281	281	0	-	0	-	-
LB Rose Ranch LLC	5	-	5	5	0	-	0	0	-

Subtotal Debtors	512	5,868	6,380	5,289	1,091	58	500	(311)	843
Debtor-Controlled	1,822	781	2,603	2,611	(8)	(18)	50	(113)	74

Total Real Estate	2,334	6,649	8,983	7,900	1,083	40	550	(424)	917

Loans (6)
Debtors:
Lehman Brothers Holdings Inc.	24	1,527	1,551	1,261	290	-	104	(5)	191
Lehman Brothers Special Financing Inc.	-	1	1	2	(1)	-	(1)	(0)	-
Lehman Brothers Commodity Services Inc.	-	-	-	-	-	-	-	-	-
Lehman Commercial Paper Inc.	43	3,089	3,132	3,262	(130)	4	94	(242)	14

Subtotal Debtors	67	4,617	4,684	4,525	159	4	197	(247)	205
Debtor-Controlled	-	111	111	125	(13)	(2)	2	(13)	-

Total Loans	67	4,728	4,795	4,650	146	2	199	(260)	205

Private Equity / Principal Investments
Debtors:
Lehman Brothers Holdings Inc.	6	1,314	1,320	1,344	(24)	-	88	(146)	34
Lehman Commercial Paper Inc.	-	530	530	517	12	1	15	(4)	1

Subtotal Debtors	6	1,843	1,849	1,861	(12)	1	103	(150)	34
Debtor-Controlled	280	5,484	5,764	5,834	(70)	2	31	(125)	21

Total Private Equity / Principal Investments	286	7,328	7,614	7,695	(82)	3	133	(274)	56

Derivative Receivables and Related Assets
Debtors:
Lehman Brothers Special Financing Inc.	105	3,292	3,397	3,135	262	107	384	(298)	68
Lehman Brothers Commodity Services Inc.	-	279	279	195	84	-	130	(46)	-
Lehman Brothers OTC Derivatives Inc.	-	160	160	152	9	-	11	(2)	-
Lehman Brothers Commercial Corp.	-	116	116	154	(39)	-	15	(54)	-
Lehman Commercial Paper Inc.	-	45	45	48	(3)	-	1	(4)	-
Other Debtors	-	87	87	58	29	26	4	(2)	-

Subtotal Debtors	105	3,979	4,084	3,743	341	133	545	(406)	68
Debtor-Controlled	-	361	361	508	(147)	(26)	(122)	-	-

Total Derivative Receivables and Related Assets	105	4,340	4,445	4,250	194	107	423	(406)	68

Totals	$2,792	$23,045	$25,837	$24,494	$1,341	$153	$1,306	$(1,365)	$1,245

Notes:

All values that are exactly zero are shown as “--”. Values between zero and $500,000 appear as “0”. Refer to the accompanying Notes to the Balance Sheets for further discussion.

(1)	This schedule reflects inventory activity between the December 31, 2010 and March 31, 2011 Balance Sheets. This schedule excludes any assets that have been, for presentation purposes, netted against any financings.
(2)	Encumbered assets include: (i) Intercompany Only Repurchase transactions for $1.0 billion, RACERS for $0.6 billion and Other for $0.5 billion, all encumbered to LCPI, (ii) Fenway for $0.6 billion encumbered to LBHI, and (iii) collateralized lenders for $0.1 billion encumbered to LBSF.
(3)	Primarily includes: (i) the net transfer of certain commercial real estate assets from Swedbank AB to LBHI for net $40mm as part of the settlement agreement, (ii) reclassification of the recovery value of certain derivatives assets previously reported in “Due from Affiliates - Other Debtors” of $79mm and “Receivables and other assets” of $28mm, and (iii) reclassification of derivative receivables for $26mm related to Merit LLC previously reported in “Debtor-Controlled”.

(4)	Cash disbursements primarily include: (i) $732mm, $191mm and $34mm in the Real Estate, Loans and Private Equity/Principal Investments, respectively, made in connection with LBHI’s purchase of Bankhaus’ interest in the Spruce and Verano Mezzanine Notes and SASCO Senior Notes after March 31, 2011; these amounts are accrued on the Balance Sheets as of March 31, 2011, and (ii) $68mm in Derivative Receivables and Related Assets related to purchase of notes as part of counterparty settlements. Amounts may differ from previously filed Schedule of Cash Receipts and Disbursements due to inclusion in that report of Agency-related receipts and disbursements and certain non-inventory items such as operating expenses, interest income and dividend distributions.
(5)	The fair value change, excluding Derivative Receivables and Related Assets, primarily relates to the purchase by LBHI of Bankhaus’ interest in the Spruce and Verano Mezzanine Notes and SASCO Senior Notes during the first quarter of 2011. Amounts reflected in the “Fair Value / Recovery Value Change” column include the changes in valuation on assets encumbered to another legal entity which has the economic interest.
(6)	The notional value and fair value for Loans, excluding Securitization Instruments, are, as of March 31, 2011: (i) $96mm and $90mm for LBHI, (ii) $1mm and $1mm for LBSF, (iii) $3,519mm and $2,916mm for LCPI, and (iv) $112mm and $111mm for Debtor-Controlled entities, respectively. The Securitization Instruments fair value totaled $1,461mm and $216mm for LBHI and LCPI, respectively.
(7)	The fair value for Real Estate, excluding the positions collateralizing the Notes purchased from Bankhaus, was determined as of December 31, 2010 and have not been updated for the Balance Sheets.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Real Estate Owned and Unencumbered - by Product Type(1)

As of March 31, 2011

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	Lehman ALI Inc. (5)	Property Asset Management Inc. (5)	Other Debtor- Controlled Entities	Total LBHI Controlled Entities
Residential Real Estate
United States
Whole Loans:
Alt-A / Prime(2)
First Lien	$7	$-	$-	$7	$-	$-	$-	$7
Second Lien	0	-	-	0	-	-	-	0

Subtotal	7	-	-	7	-	-	-	7

Subprime(2)
First Lien	8	-	-	8	-	-	-	8
Second Lien	0	-	-	0	-	-	-	0

Subtotal	8	-	-	8	-	-	-	8

Other
Warehouse lines:
Residential	-	25	-	25	-	-	-	25
Auto	-	-	-	-	-	-	-	-
Securities	-	1	-	1	-	-	-	1
Real Estate Owned	3	-	-	3	-	-	3	7
Small Balance Commercial	-	-	-	-	-	-	12	12
Mortgage-Backed Securities(3)	-	-	-	-	-	-	67	67
Other(4)	47	-	-	47	-	-	-	47

Subtotal	50	26	-	76	-	-	82	159

Europe
Whole loans:
Other	-	-	-	-	-	-	11	11

Total Residential Real Estate	$65	$26	$-	$91	$-	$-	$93	$184

Commercial Real Estate
North America
Whole loans
Senior	$436	$172	$-	$607	$21	$9	$-	$637
B-notes/Mezzanine	271	218	-	489	-	12	0	501
Corporate Loans	-	902	-	902	-	-	-	902
Equity	13	187	281	481	2	32	116	631
Real Estate Owned	61	-	-	61	1	113	12	187
Other	21	16	-	37	-	1	8	46

Subtotal	802	1,494	281	2,577	23	167	137	2,904
Europe
Whole loans
Senior	-	143	-	143	-	-	5	147
B-notes/Mezzanine	-	460	-	460	-	-	-	460
Corporate Loans	-	-	-	-	-	-	-	-
Equity	10	44	-	55	-	95	147	297

Subtotal	10	647	-	658	-	95	152	905
Asia
Whole loans
Senior	-	-	-	-	-	-	42	42
B-notes/Mezzanine	-	-	-	-	-	-	-	-
Equity	-	-	-	-	-	-	68	68
Other	-	-	-	-	-	-	5	5

Subtotal	-	-	-	-	-	-	114	114
Securitization Instruments	1,708	833	-	2,542	-	-	-	2,542

Total Commercial Real Estate	$2,521	$2,975	$281	$5,777	$23	$261	$403	$6,465

Total Real Estate	$2,586	$3,001	$281	$5,868	$23	$261	$496	$6,649

Notes:

(1)	This schedule reflects unencumbered assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Prime / Subprime designations based on loan characteristics at origination.
(3)	Rated non-investment grade.
(4)	Represents the estimated present value of servicing rights cash flows, valued at approximately $12 million, and other recoveries of approximately $35 million.
(5)	Major Debtor-Controlled entities holding real estate assets have been presented to provide additional disclosure. Lehman Ali Inc. and Property Asset Management Inc. are presented on a consolidated basis for their direct and indirect subsidiaries, excluding any Debtor entities that consolidate into Lehman Ali Inc.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Commercial Real Estate Owned and Unencumbered - By Property Type And Region(1)

As of March 31, 2011

(Unaudited)

$ in millions	North America	Europe	Asia	Total
Commercial Real Estate
Senior Whole Loans
Office	$64	$125	$-	$189
Hotel	147	-	-	147
Multi-family	138	-	-	138
Retail	-	11	6	17
Condominium	207	12	-	219
Land	80	-	-	80
Other	-	-	36	36

Total Senior Whole Loans by Type	637	147	42	826
B-Note/Mezz Whole Loans
Office	381	387	-	768
Hotel	12	30	-	42
Multi-family	36	44	-	80
Mixed-use	-	-	-	-
Industrial	4	-	-	4
Retail	-	-	-	-
Condominium	47	-	-	47
Land	20	-	-	20

Total B-Notes/Mezz Whole Loans by Type	501	460	-	962
Corporate Loans
Office	345	-	-	345
Multi-family	229	-	-	229
Self Storage	-	-	-	-
Hotel	244	-	-	244
Other	83	-	-	83

Total Corporate Loans by Type	902	-	-	902
Equity
Office	6	95	17	118
Industrial	13	0	-	13
Hotel	-	77	19	95
Multi-family	563	11	5	579
Retail	4	-	2	5
Mixed-use	-	89	-	89
Condominium	12	-	-	12
Land	19	10	21	51
Other	14	14	4	33

Total Equity by Type	631	297	68	996
Real Estate Owned
Office	13	-	-	13
Industrial	-	-	-	-
Hotel	0	-	-	0
Multi-family	43	-	-	43
Condominium	112	-	-	112
Land	18	-	-	18
Other	1	-	-	1

Total Real Estate Owned by Type	187	-	-	187
Other	46	-	5	51
Securitization Instruments	2,542	-	-	2,542

Total Commercial Real Estate	$5,446	$905	$114	$6,465

Notes:

  (1)   This schedule reflects unencumbered assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Private Equity / Principal Investments Owned and Unencumbered by Legal Entity and Product Type(1)

As of March 31, 2011

(Unaudited)

$ in millions	Private Equity Platform	Direct Investments(3)	GP/LP Investments(4)	Securitization Instruments	Totals
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$19	$683	$378	$234	$1,314
Lehman Commercial Paper Inc.	-	245	-	285	530

Total Debtors	19	928	378	519	1,843

Debtor-Controlled:
LB I Group Inc. (2)	412	1,386	923	-	2,721
Other Debtor-Controlled	392	1,018	1,353	-	2,763

Total Debtor-Controlled	804	2,404	2,276	-	5,484

Total	$823	$3,332	$2,654	$519	$7,328

By Product Type
Private Equity / Leveraged Buy Outs (“LBOs”)	$196	$2,588	$542	$-	$3,325
Venture Capital	110	62	15	-	187
Fixed Income	108	563	174	-	845
Real Estate Funds	297	-	1	-	298
Hedge Funds	-	-	1,875		1,875
Securitization Instruments	-	-	-	519	519
Other(5)	112	119	46	-	277

Total	$823	$3,332	$2,654	$519	$7,328

Notes:

(1)	This schedule reflects unencumbered assets that are included on the Balance Sheets. Private Equity / Principal Investments are reported at values as of March 31, 2011. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	LB I Group Inc. (read LB “one” Group Inc.), is a major Debtor-Controlled entity holding Private Equity / Principal Investment assets that has been presented to provide additional disclosure. LB I Group Inc. is presented on a consolidated basis including its respective subsidiaries.

(3)	Direct Investments (Private Equity / LBOs) includes $1,017 million recorded for preferred and common equity interests in Neuberger Berman as of March 31, 2011, reflecting amounts initially calculated prior to closing of the acquisition.

(4)	Represents Limited Partner (“LP”) interests in investment funds and General Partner (“GP”) ownership interests in Fund Sponsors.

(5)	“Other” includes foreign and domestic publicly traded equities, and other principal or private equity investments.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors

Derivatives Assets and Liabilities(1)

As of March 31, 2011

(Unaudited)

$ in millions	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Merit LLC	Total Debtors

Assets - Receivables, Net

Open ($)	$822	$-	$37	$-	$-	$39	$-	$-	$898
Termed / Matured ($)	2,144	260	24	45	0	12	10	-	2,494
Total	2,966	260	61	45	0	51	10	-	3,392
Other Derivative Related Assets(2)	431	19	100	70	45	-	-	26	691
Total Derivatives and Related Assets	$3,397	$279	$160	$116	$45	$51	$10	$26	$4,084

# of Contracts
Open (# of contracts)	304	-	7	-	-	4	-	-	315
Termed / Matured (# of contracts)	832	124	25	144	18	38	12	-	1,193
Total	1,136	124	32	144	18	42	12	-	1,508
Liabilities - Payables

Open ($)	$(523)	$(0)	$(69)	$(23)	$-	$(0)	$(0)	$-	$(616)
Termed / Matured ($)	(9,957)	(2,112)	(529)	(699)	(73)	(58)	(68)	-	(13,496)
Total	$(10,479)	$(2,113)	$(598)	$(722)	$(73)	$(58)	$(69)	$-	$(14,112)

# of Contracts
Open (# of contracts)	156	1	16	4	-	2	2	-	181
Termed / Matured (# of contracts)	2,004	221	127	178	2	10	90	-	2,632
Total	2,160	222	143	182	2	12	92	-	2,813

Notes:

(1)  Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded.

(2)  Amounts primarily include shares of hedge funds, physical commodity positions, notes and equity positions in various corporations.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Unfunded Lending and Private Equity / Principal Investments Commitments

As of June 30, 2011

(Unaudited)

	Debtor Entities

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	Debtor- Controlled Entities	Total LBHI Controlled Entities
Real Estate
Commercial	$16	$169	$-	$185	$11	$196

Loans	177	1,362	1	1,540	-	1,540

Private Equity / Principal Investments
Private Equity Platform	-	-	-	-	315	315
Direct Investments	-	39	-	39	2	41
GP / LP Investments	12	-	-	12	433	445

Total	12	39	-	51	749	800

Total	$205	$1,570	$1	$1,776	$760	$2,537